As filed with the Securities and Exchange Commission on December 22, 2009
Registration No. ________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Enter Corp.

(Exact name of Registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

(Primary Standard Industrial Classification Code) 0721

30-0457914
(I.R.S. Employer Identification Number)

Enter Corp.
9 Hayarden Street
Moshav Yashresh
D.N. Emek Sorek
Israel. 76838
 Phone: 011-972-54-996-2967
Facsimile: 011-972-57-955-7292
(Address and telephone number of Registrant's principal executive offices)

National Corporate Research Ltd.
615 South DuPont Highway
Dover, Delaware 19901
Tel: 1-800-483-1140
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all Correspondence to:
Carl M. Sherer, Esq.
260 Franklin Street
Suite 910
Boston, Massachusetts 02110
Tel No.: 1-617-997-0097
Facsimile No.: 1-617-997-0098

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee
Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.0001 per share(1)	1,640,000	$0.025	(2)		$41,000		$2.92
Total	_______			$	____	$	____

(1)	Represents common shares currently outstanding to be sold by the selling stockholders.

(2)
There is no current market for the securities. Although the registrant's common stock has a par value of $0.0001, the registrant has valued the common stock, in good faith and for purposes of the registration fee, based on $0.025 per share. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED December 22, 2009

Enter Corp.

1,640,000 Shares of Common Stock

This Prospectus relates to the resale of 1,640,000 shares of our common stock, par value $0.0001 per share, which are issued and outstanding and held by persons who are currently our stockholders. The Company will not receive any of the proceeds of shares sold by persons who are currently our stockholders.

The selling stockholders may sell some or all of their shares at a fixed price of $0.025 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Sales must be made at the fixed price of $0.025 until a market develops for the stock.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or quoted on the over-the-counter market. After the effective date of the Registration Statement relating to this Prospectus, we hope to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to be eligible for quotation on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the Registration Statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is December 22, 2009

i

You should rely only on the information contained in this Prospectus and in any Prospectus Supplement we may file after the date of this Prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our securities.

Table of Contents

PROSPECTUS SUMMARY

As used in this prospectus, references to “Enter Corp.”, the “Company,” ”we” “our” or “us” refer to Enter Corp., unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Corporate Background

Enter Corp. was incorporated under the laws of the State of Delaware on November 21, 2007. We hope to use innovative agricultural techniques and know-how to grow vegetables and other crops, initially in the former Soviet Republic of Georgia, and later in other selected locations.

We have not generated any revenue to date and are a development stage company. We currently have no employees.

Our offices are currently located at 9 Hayarden Steet, Moshav Yashresh, D.N. Emek Sorek, Israel, 76838. Our telephone number is 011-972-54-996-2967. We do not currently have a website.

The Offering

Securities offered:	1,640,000 shares of common stock
Offering price:	$0.025 per share until a market develops and thereafter at market prices or prices negotiated in private transactions
Shares outstanding prior to offering:	7,040,000 shares of common stock
Shares outstanding after offering:	7,040,000 shares of common stock
Market for the common shares:
There is no market for our securities. Our common stock is not traded on any exchange or quoted on the over-the-counter market. After the effective date of the Registration Statement relating to this Prospectus, we hope to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to be eligible for quotation on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Therefore, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We will not receive any proceeds from the sale of shares by the selling stockholders.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Company

1.  We are a development stage company and may never be able to effectuate our business plan or achieve any revenues or profitability. Therefore, at this stage of our business, potential investors have a high probability of losing their entire investment.

We were established on November 21, 2007 and have a limited operating history. We are in the development stage and are subject to all of the risks inherent in the establishment of a new business enterprise. We have had no revenue or customers to date. Our operations to date have been focused on organizational, start-up, and fund raising activities. As a development stage company, we are a highly speculative venture involving significant financial risk. It is uncertain as to when we will become profitable, if ever.

There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. We may not be able to successfully effectuate our business. There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

2.  We expect losses in the future because we have no revenue.

We are expecting losses over the next twelve months because we do not yet have any revenues to offset the expenses associated with the initial costs of using innovative agricultural technology and know-how to grow vegetables and other crops, initially in the former Soviet Republic of Georgia, and later in other selected locations. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

3.  If our business strategy is not successful, we may not be able to continue operations as a going concern and our stockholders may lose their entire investment in us.

As discussed in the Notes to Financial Statements included in this registration statement, as of September 30, 2009 we had no revenue and incurred a net loss of approximately $130,830 for the period from November 21, 2007 (inception) to September 30, 2009. These factors raise substantial doubt that we will be able to continue operations as a going concern, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the period from November 21, 2007 (inception) to September 30, 2009. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

4. Since our officers can work or consult for other companies, their activities could slow down our operations.

Our officers are also members of our board of directors, and they are not required to work exclusively for us. They do not devote all of their time to our operations. Therefore, it is possible that a conflict of interest with regard to their time may arise based on their employment for other companies. Their other activities may prevent them from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slow down in operations. It is expected that our directors will devote between five and ten hours per week to our operations on an ongoing basis, and will devote whole days and even multiple days at a stretch when required.

5.  We are heavily dependent upon our officers and directors. The loss of either Itzhak Ayalon or Nahman Morgenstern, upon whose knowledge, leadership and technical expertise we rely, would harm our ability to execute our business plan.

We are dependent on the continued contributions of Itzhak Ayalon, our President, Chief Executive Officer, Treasurer and Director, and Nahman Morgenstern, our Secretary and Director, whose knowledge and leadership would be difficult to replace. If we were to lose either of their services, or if either of them is not available to us when we need them, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement.

6.  We operate in a competitive market with limited personnel resources and a failure to attract and retain qualified employees could harm our ability to execute our business plan.

Our future success depends in part on our ability to identify, attract and retain qualified personnel. Competition for employees in our industry is intense and we may not be successful in attracting and retaining such personnel. We will be competing with other agricultural/farming companies that have many more resources than we have. Other agriculture/farming companies may choose to enter our market and may have greater resources and experience than we have in facilitating the necessary sales channels. We will also be competing directly with smaller scale farmers, who produce similar products to those we intend to grow at a lower cost.

7.  We are subject to competition that may adversely affect our operating results.

Agriculture is a very competitive industry. Prices are subject to market conditions, including the law of supply and demand. Additionally, unlike warmer climates, the growing season in the part of the Republic of Georgia, where we plan to locate our pilot project, is a short season, so that only one crop may be planted annually, which increases our risks.

Although our original business plan was to grow raw potatoes, onions and garlic, we are also considering growing rain-fed crops like wheat, corn, barley or soy. Many other farmers grow the same products in the Republic of Georgia, which makes it likely that the prices our products will command will be lower than would be the case if these crops were less popular among growers. Our prices may not be sufficient to cover our costs or to earn a profit.

We will also be competing with imported products from China and Turkey. Due to the harsh weather conditions in much of Georgia in the winter, most of Georgia’s fresh vegetables are imported from Turkey. Some agricultural/ farming companies operating in Georgia have large storage facilities in Georgia in which they cold-store Turkish produce. If those competitors chose to flood the market with imported produce, it may be difficult for us to compete because prices may be driven downwards below our production costs.

8.  We must locate a joint venture partner and find a distributor for our produce in Georgia.

Mr. Ayalon’s expertise is in setting up, operating and managing farming operations. He is not an expert in the Georgian market, and therefore the Company is looking for a joint venturer or local partner who will co-invest with us in the farming business in Georgia, and be responsible for marketing and distribution in Georgia. We do not yet have a joint venturer. We do not yet have distributors or buyers for either the local or the export markets, and we have no distribution capability of our own. We need to find and contract with distributors and buyers that are capable of distributing or buying our products. Even if we do find a distributor for our crops, there can be no assurance that distributor will have the capacity to distribute our crops at a cost effective price. If any distributor cannot arrange the distribution of our products at a cost effective price, it will adversely affect our ability to sell and market our products, which will mean that we will need to find another distributor who has that capacity. Additionally, there can be no assurance that any buyer that we find will purchase our crops at a cost-effective price for us and that could materially and adversely affect our results of operations. Finally, finding a distributor and buyers for our crops may be a lengthy and costly process, and at present we do not have sufficient means of financing that search.

In early 2008, we were on the verge of entering into a contract with a joint venturer who would have arranged a distributor for us, but because we missed the 2008 growing season we agreed with the joint venturer to terminate that contract, which neither side had funded. We did not attempt to commence operations in 2009 due to the global economic crisis, and due to the fallout from the military hostilities that took place in Georgia in the summer of 2008.

9.  If we are unable to obtain funding, our business operations will be harmed. Even if we do obtain funding, our then existing shareholders’ position in our company may be substantially diluted.

In order to expand our production and distribution in Georgia and to obtain tracts of land to farm, we will need to obtain additional funding. It is possible that additional capital will be required to effectively support our operations and to otherwise implement our overall business strategy. The inability to raise the required capital will restrict our ability to expand and may impair our ability to continue to conduct business operations. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans, which could cause the company to become dormant. Currently, we do not have any arrangements or agreements to raise additional capital. To date, we have raised $100,000 from our President and $41,000 from a group of investors, but we will still need an additional amount of approximately $225,000 in order to conduct the Pilot Project. We hope to obtain additional funding from government-backed sources, but we do not know whether we will be able to obtain that funding. Any additional equity financing may involve substantial dilution to our then existing shareholders. Our directors may loan the company money from time to time on terms that are customary for directors and officers lending money to their companies.

10.  There may be customs duties, tariffs and health-related controls on the export of vegetables from one country to another country.

Virtually all of our produce will be grown and sold outside of the United States. Accordingly, we will be subject to the risks generally associated with global trade and doing business abroad, which include foreign laws and regulations, varying consumer preferences across geographic regions, political unrest, disruptions or delays in cross-border shipments and changes in economic conditions in countries in which our products are grown and sold. In addition, disease outbreaks, terrorist acts, military conflict and extreme weather conditions have increased the risks of farming abroad. These factors, among others, could affect our ability to manufacture products or procure materials, our ability to import products, our ability to sell products in international markets, and our cost of doing business. If any of these or other factors make the conduct of business in a particular country undesirable or impractical, our business could be adversely affected. In addition, to the extent that we succeed in exporting our produce to countries other than the country in which they are grown, many of our imported products will be subject to duties, tariffs or quotas that affect the cost and quantity of various types of goods imported into the United States and other countries. Any country in which our products are produced or sold may eliminate, adjust or impose new quotas, duties, tariffs, safeguard measures, anti-dumping duties, cargo restrictions to prevent terrorism, restrictions on the transfer of currency, or other charges or restrictions, any of which could have an adverse effect on our results of operations and financial condition.

11.  We may not be able to raise sufficient capital or generate adequate revenue to meet our obligations and fund our operating expenses.

We have not had any revenues since our inception. Failure to raise adequate capital and generate adequate sales revenues to meet our obligations and develop and sustain our operations could result in our having to curtail or cease operations. Additionally, even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop our business to a level where it will generate profits and cash flows from operations sufficient to sustain us. These matters raise substantial doubt about our ability to continue as a going concern. Our independent auditors have included an explanatory paragraph in their report on our financial statements regarding concerns about our ability to continue as a going concern. Accordingly, our failure to generate sufficient revenues or to generate adequate capital could result in the failure of our business and the loss of your entire investment.

12.  Because we do not have an audit or compensation committee, shareholders will have to rely on our directors, who are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by our two directors, who are also our sole officers. Thus, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management compensation and audit issues that may affect management decisions.

13.  We are subject to risks that are inherent in farming.

While we have chosen crops that are generally suited to the weather conditions in Georgia, in the event that, for example, the weather is significantly colder than expected in winter, or rains are inadequate, our crops may not be able to thrive, in which case our profits from the sale of our products are likely to decline. We are also subject to other risks that are inherent in farming, over which we have no control, such as pest and disease problems, and new government regulations regarding farming and the marketing of agricultural products.

14.  Currency exchange rate fluctuations could result in higher costs and decreased margins.

We anticipate that a majority of our products will be sold outside of the United States principally in the Republic of Georgia. As a result, we will conduct transactions in various currencies, principally the Georgian lari, which will increase our exposure to fluctuations in foreign currency exchange rates relative to the U.S. dollar. We anticipate that our international revenues and expenses generally will be derived from sales and operations in Georgian lari, and these revenues and expenses could be affected by currency fluctuations, including amounts recorded in foreign currencies and translated into U.S. dollars for financial reporting. Foreign currency fluctuations could have an adverse effect on our results of operations and financial condition.

We do not plan to engage in any hedging activities.

15.  We need to have certain key functions fulfilled.

In order to be successful in our farming venture in Georgia, we must have an experienced agronomist and an experienced farm manager as part of our staff.

The agronomist’s functions are to help us increase the yield from the land that we farm, by predicting and treating any agricultural pests or diseases that may ruin our crops and in other ways. The agronomist will also be present in the fields on a day to day basis to check fertilizer, pests and overall growing conditions. The farm manager will manage the farm’s day-to-day operations and oversee sales of the produce after it is picked.

Without these personnel with local growing expertise, there can be no assurance that our initiative will be successful.

16.  We are dependent upon weather conditions

Our crops are dependent upon weather conditions. If the weather is too hot or too cold or rainfall is excessive or deficient during the growing season, it will ruin our crops.

17.  We cannot be assured that we chose the right crops for the Pilot Project.

We need to carefully define and identify the market niche and the market windows for each of our crops.

In order to mitigate risk and achieve the highest returns on our investments we have chosen to start our pilot project with onions, potatoes and garlic. We have chosen these crops because they are the least perishable vegetables, and therefore we hope to be able to store them relatively cheaply. Onions and garlic require a dry storage facility, while potatoes require a slightly cooled environment. We hope that choosing these crops will enable us to release the produce to market when there is limited “local” produce available so that we will be competing with higher-priced imported produce and we will be able to charge a higher price for our products.

We may also grow rain-fed crops like wheat, corn, soy and others as part of the Pilot Project.

18.  We need to increase our crop growing capacity

We need to increase our crop-growing capacity in Georgia in order to compete effectively, particularly in the export markets. We believe that our President’s use of his knowledge and working experience with agriculture technology will help us to increase our yield per hectare capacity which should allow us cost effectively to compete in the local and export markets, but we can give no assurances this will be the case.

Subject to obtaining additional funding, we intend to use a number of innovative agricultural technologies, including drip irrigation technology, which will allow us to achieve a higher yield per hectare for certain crops, by allowing us to correctly and evenly water and fertilize our tracts of land. We also intend to use our President and Chief Executive Officer's know-how to choose the best breeds of seeds for the Georgia growing environment. In our first growing season, we will plant several different kinds of seeds, in order to find the ideal seeds for the location in Georgia in which we are farming.

No assurance may be given that the Pilot Project or any further endeavors will be successful even if we do find appropriate personnel.

18.  Our intellectual property consists entirely of know-how and is unprotected.

Our intellectual property consists entirely of know-how that Itzhak Ayalon has developed during the course of his career in agriculture. There is nothing to prevent others from developing similar or better techniques than those used by Mr. Ayalon.

19.  Our success depends on third party distribution channels.

We intend to sell our produce through a series of distributors and wholesale buyers. Our future revenue growth will depend in large part on sales of our products through these relationships. We may not be successful in developing these distribution/sales relationships. Other growers, who may have greater resources than we have, may have exclusive agreements with distributors and buyers and may compete with us. In addition, our distributors and buyers may not dedicate sufficient resources or give sufficient priority to selling our products. Our failure to develop distribution channels, the loss of a distribution relationship, or a decline in the efforts of a material reseller or distributor could prevent us from generating sufficient revenues to become profitable.

20.  Our success depends upon market prices staying above our production costs.

We are attempting to introduce irrigation techniques into the Georgian market and into other markets in which we may operate in the future. While vegetables are a staple of the Georgian diet, because many people in Georgia earn well below what their Western counterparts earn (the average monthly wage was $131 in early 2007), the Georgian vegetable market is very sensitive to pricing. If we are unable to achieve a higher yield per hectare farmed than local farmers, who do not use any irrigation techniques, do not purchase high quality seeds and have lower costs than we will have, our costs per ton will be too high for us to achieve a profit.

RISKS RELATING TO OUR COMMON SHARES

21.  We may issue additional common shares in the future, which would reduce our current investors’ percentage of ownership and which may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, of which 7,040,000 shares are issued and outstanding. The future issuance of additional shares of common stock which we are currently authorized to issue may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

22.  NASD sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described below, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

23.  Our common shares will be subject to the “Penny Stock” Rules of the SEC and the trading market in our securities will be limited, which will make transactions in our stock cumbersome, which may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common shares thus causing a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

24.  There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the NASD Over the Counter Bulletin Board after the registration statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such an application. If for any reason our common stock is not quoted on the Over the Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

25.  The price of our shares in this offering was arbitrarily determined by us and may not reflect the actual market price for the securities.

The offering price of the common stock was determined by us arbitrarily. The price is not based on our financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in similar activities to ours, or general conditions of the securities market. The price may not be indicative of the market price, if any, for the common stock in the trading market after this offering. The market price of the securities offered herein, if any, may decline below the offering price. The stock market has experienced extreme price and volume fluctuations. In the past, securities class action litigation has often been instituted against various companies following periods of volatility in the market price of their securities. If instituted against us, regardless of the outcome, such litigation would result in substantial costs and a diversion of management’s attention and resources, which would increase our operating expenses and affect our financial condition and business operations.

26.  Future sales by our stockholders could cause the stock price to decline.

No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

27.  State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of that state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in that state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

28.  The requirements of being a public company may strain our resources and distract our management.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accountants addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

29.  Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless the value of such shares appreciates and they sell them. There is no assurance that stockholders will be able to sell shares when desired.

30.  Because all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgment and civil liabilities against our officers, directors, experts and agents.

All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

31.  If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our Common Stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our Common Stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our Common Stock may find it difficult to sell their shares.

32.  Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws to the extent they prohibit trading absent compliance with individual state laws.

These restrictions may make it difficult or impossible to sell shares in those states. There is no public market for our Common Stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our Common Stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our Common Stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our Common Stock. We currently do not intend and may not be able to qualify securities for resale in approximately 10 states that do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also “PLAN OF DISTRIBUTION-State Securities-Blue Sky Laws.”

33.  Delaware law and our charter may inhibit a takeover

Provisions of Delaware law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change in control of our company, even if such transactions would have significant benefits to our stockholders. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our Common Stock. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination.

34.  Voting control of our common stock is possessed by Itzhak Ayalon. Additionally, this concentration of ownership could discourage or prevent a potential takeover of Enter Corp. that might otherwise result in your receiving a premium over the market price for your common stock.

The voting control of our common stock is possessed by Itzhak Ayalon, our President, Chief Executive Officer, Treasurer and Director, who was issued 5,000,000 shares of our common stock for $100,000. Holders of our common stock are entitled to one non-cumulative vote on all matters submitted to our stockholders. The result of this concentration of ownership and voting control is that Itzhak Ayalon has the ability to control all matters submitted to our stockholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions. Additionally, this concentration of voting power could discourage or prevent a potential takeover of the Company that might otherwise result in your receiving a premium over the market price for your common stock.

35.  Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability, which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter, if it were to occur, is likely to be very costly and may result in us receiving negative publicity, either of which factors is are likely to materially reduce the market and price for our shares, if such a market ever develops.

36.  If a market develops for our shares, sales of our shares relying upon rule 144 may depress prices in that market by a material amount.

All of the currently outstanding shares of our Common Stock are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company’s outstanding Common Stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the OTCBB (if and when listed thereon) is not an “automated quotation system” and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of revisions to Rule 144 which became effective on or about February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of one year. All of our currently outstanding shares of Common Stock have been held for one year or more. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of Common Stock of present stockholders, may have a depressive effect upon the price of the Common Stock in any market that may develop.

RISKS RELATED TO OUR OPERATIONS IN THE REPUBLIC OF GEORGIA

37.  Risk of political instability with respect to foreign operations.

Our activities are in the Republic of Georgia, which is located in Eastern Europe. Our operations are subject to a number of conditions endemic to Eastern European countries, including political instability. The present governmental arrangements in Eastern Europe and countries of the former Soviet Union were established relatively recently, when they replaced Communist regimes. If they fail to maintain the support of their citizens, these governments could themselves be replaced by other institutions, including a possible reversion to totalitarian forms of government.

38.  Continuing Tensions Between Georgia and the Russian Federation may Adversely Affect the Company

In the summer of 2008, there were hostilities between Georgia and the Russian Federation over the separatist regions of South Ossetia and Abhazia. Should military operations resume and extend to the areas in which we operate this could have an adverse effect on our operations or interfere with the methods by which we market our production. In addition, continuing political tensions may adversely affect our ability to raise additional capital to the extent that the situation dissuades potential investors from investing in the Company or makes the terms of any such investments prohibitively expensive. We are closely monitoring the situation and the efforts of the United States, NATO, the European Union and the United Nations to reduce tensions and to restore a degree of normality to the area. We do not currently plan to operate in South Ossetia or Abhazia.

THE OFFERING

This Prospectus relates to the resale by certain selling stockholders of the Company of up to 1,640,000 shares of our common stock, which were offered and sold by us to the selling stockholders in private placements conducted in March - August 2008 pursuant to the exemptions from registration under the Securities Act provided by Regulation S of the Securities Act.

The selling stockholders will be offering their shares of common stock being covered by this Prospectus at a price of $0.025 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the resale of common shares by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will be offering the shares of common stock being covered by this prospectus at a price of $0.025 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. The offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Since none of our securities are listed or quoted on any exchange or quotation system, the offering price of our Units was unilaterally determined solely by our Board of Directors.

The facts we considered in determining that offering price were our financial condition and prospects;

our limited operating history;

the general condition of the securities market; and

management’s informal prediction of demand for securities such as the Units,

The offering price is not an indication of and is not based upon the actual value of the Company. The offering price bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of our securities.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” beginning on page 3, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Business section beginning on page 17, the Management’s Discussion and Analysis or Plan of Operation section beginning on page 22, and those discussed elsewhere in this prospectus.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including by the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading History

There is currently no public or other market for our Common Stock, and we can not guarantee that any such market will develop in the foreseeable future. We intend to engage one or more registered broker-dealers to file an application with the NASD on our behalf so as to be able to quote the shares of our Common Stock on the over-the-counter bulletin board (the “OTCBB”) maintained by the NASD. As of the date of this prospectus, we have not identified any such broker-dealers and are not in negotiations with any. There can be no assurance that any such broker-dealer will ever file such an application.

Our authorized capital stock consists of 100,000,000 shares of Common Stock, with a par value of $0.0001 per share. As of December 15, 2009, there were 7,040,000 shares of our Common Stock issued and outstanding. Our shares are held by forty-three (43) stockholders of record.

Share Purchase Warrants

Prior to this offering, we have not issued and do not have outstanding any warrants to purchase shares of our Common Stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock. We do not have any stock option plans.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our Common Stock or any rights convertible or exchangeable into shares of our Common Stock.

DESCRIPTION OF BUSINESS

We were incorporated in the State of Delaware on November 21, 2007. We are a development stage company and from our inception to date, we have not generated any revenue. We have never declared bankruptcy, have never been in receivership, and we have never been involved in any legal action or proceedings. We have not made any significant purchase or sale of assets, nor has our Company been involved in any mergers, acquisitions or consolidations. Neither we, nor our officers, Directors, promoters or affiliates, have had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

We are focused on using innovative agricultural technology and know-how to grow vegetables and other crops, initially in the former Soviet Republic of Georgia, and later in other selected locations. On January 31, 2008, Mr. Itzhak Ayalon joined our company as President and Director. Mr. Ayalon is an agriculture expert with many years of experience managing agriculture projects around the world.

In March 2008, Mr. Ayalon designed a plan for us to conduct our Pilot Project on a 375-hectare plot of land in the former Soviet Republic of Georgia as well as a comprehensive business plan for a second, 400-hectare plot in a different, warmer region in Georgia. Neither project materialized.

We do not currently have sufficient capital to operate our business, and we will require additional funding in the future to sustain our operations. There is no assurance that we will have revenue in the future or that we will be able to secure the necessary funding to develop our business. We hope to raise money through further equity issuances and through investment by government-sponsored agencies such as Small Enterprise Assistance Funds (SEAF), the Overseas Private Investment Corporation (OPIC), or the International Finance Corporation of the World Bank, through government grants and through other financing. There is no assurance that we will ever be able to raise financing.

Our offices are currently located at 9 Hayarden Street, Moshav Yashresh, D.N. Emek Sorek, Israel. 76838. Our telephone number is 011-972-54-996-2967. We currently do not have a website.

Industry Background

Because of its favorable climate and geographical position, agriculture has always been an important economic activity in the Caucasus area. Thanks to legal reforms in land ownership in Georgia, in 2006 the agriculture sector contributed 11.3% of the country’s GDP. The main agricultural products are tea, citrus fruits, tobacco, wine grapes and rice. Domestic investments in this sector are low, but the sector is supported by foreign investments, especially from the EU. Agricultural products from the region have significant export potential to the CIS countries, Japan and Europe.

According to a market study by our President, Itzhak Ayalon, vegetable consumption in the world is growing dramatically. Vegetable prices have increased in recent years due to the increase in energy prices and to the shift of arable land to bio-fuel production. The study predicts annual price increases of 6-15% until at least 2020. The prediction is supported by increased demand in Europe, the United States and Japan, and in other countries with increasing standards of living. The global fruit and vegetable market grew by 5.9% in 2006 to reach a value of $659.9 billion. By 2011, the global fruit and vegetable market is expected to have a value of $878.5 billion, an increase of 33.1% from the 2006 level.

The global fruit and vegetable market grew by 3.5% in 2006 to reach a volume of 678.4 million tons. By 2011, the global fruit and vegetables market is expected to have a volume of 814.3 million tons, an increase of 20% from the 2006 level. Sales of vegetables account for 58.6% of the global fruit and vegetable market value.

Our Know-How

We intend to bring western precision farming techniques to our Georgian operations. Precision farming is based on proper analysis and use of soil, seeds and fertilizer, timing of planting and harvesting, and using precise amounts of fertilizer, herbicides and pesticides. The know-how that our agronomists and President have will allow us to achieve higher yields on our crops. Our farming knowledge includes the know-how and accumulated experience of many years of growing crops under adverse conditions.

In the future, if we are able to raise the funds to do so, we intend to use a number of innovative agricultural technologies, such as drip irrigation, remote sensing devices, including satellite imagery which will allow our farm management to see where water or fertilizer are lacking, where disease is beginning and other important data. We intend to make use of this technology, which will allow us to achieve a higher yield per hectare. We also intend to use our know how to choose the best breeds of seeds for the Georgia growing environment. Additionally, when funding is available, we intend to employ precision farming techniques, which call for satellite photography of the farmed areas, that will allow our farm management to see where water or fertilizer are lacking, where disease is beginning and other important data.

The Product

There is a growing demand in the European, American and Japanese markets for good-quality organic and non organic produce. There is a potential niche in the local market in Georgia for competing with imports of potatoes, garlic, onions, peppers and tomatoes by producing a locally-grown, high-quality price competitive product. We believe that using our western agricultural practices together with our knowledge of agro-technology, we can service these potential markets. We also believe that we can compete with small local operations by producing a higher quality product than they produce.

In order to mitigate risk and achieve the highest returns on our investments we have chosen to start our Pilot Project with onions, potatoes and garlic. We are also considering adding wheat. We have chosen these crops because they are the least perishable vegetables, and therefore we hope to be able to store them relatively cheaply. Onions and garlic require a dry storage facility, while potatoes require a slightly cooled environment. We hope that choosing these crops will enable us to bring the produce to market when there is limited “local” produce available on so that we will be competing with higher-priced imported produce and we will be able to charge a higher price for our products.

Because vegetables are a relatively inexpensive staple, there is heavy demand for vegetables in the Georgian market. Because there has been limited investment in the primary growing industry in Georgia, there is a shortage of local supply of fresh produce at different times of the year. While there is local product available, prices decline. Most vegetables come to market between April - October when the weather allows. We would attempt to bring our vegetables to market during times of the year where there is no other local supply. Using our know how, we believe that we can plant seeds that will mature at the point in the growing season that will allow us to harvest and bring product to market while there is limited supply in Georgia, which would allow us to charge a higher price. We believe that we can price our locally grown vegetables below the price of imported vegetables, but above the price of locally grown vegetables, enabling us to sell our vegetables at a profit. Because of our growing costs, which include a farm manager, an agronomist, irrigation and quality seed costs, we do not believe that we can price our vegetables below the prices of locally grown Georgian produce.

Principle Markets and Marketing Strategy

We are focused on using innovative agricultural technology and know-how to grow vegetables and other crops, initially on a 30-hectare plot in the former Soviet Republic of Georgia, our Pilot Project.

The Pilot Project’s main focus is to prove our ability to produce vegetables for the local market. In early 2008 we began to analyze lands for our Pilot Project. We found the suitable locations by conducting several soil analyses and having our President tour the area to verify that crops such as potatoes, onions, garlic and lettuce are potential candidates for cultivation in the chosen plot. Since time has passed since then, we will have to locate new plots of land for lease or purchase. Of course, any new plot of land will require a new soil analysis. We will consider growing other vegetable crops if the soil conditions and weather permit. Georgia’s growing season is relatively short, and it is only possible to have one crop per year in most parts of the country.

We are undertaking the Pilot Project as a test project, which will allow us to better understand the workings of the Georgian fresh produce industry. Most growers of vegetables in Georgia are private/home and very small farming operations. Because there has been limited investment in large scale farming in Georgia, there is a lack of local supply of fresh produce at different times of the year, causing prices to jump considerably when imports have to fill the gap.

Because of our expertise, we believe that we can time our products’ arrival at the local market so as to take advantage of these seasonal shortages. We also believe that we can achieve a higher than average yield per hectare and produce a better quality vegetable. If we are correct, we should be able to command the highest possible price for our produce by competing with imports and not with locally grown produce.

We hope that the Pilot Project will generate profits and give us operational farming experience in Georgia. If we are successful, we hope to acquire larger land tracts to develop a wider range of agricultural products as may be dictated by market demand.

We intend to locate a local Joint Venture partner who will co-invest with us in our farming operations in Georgia, who will assist us in locating suitable land, and who will be responsible to locate distributors or buyers for our produce. We hope to find a joint venture partner who is currently is not a primary grower of foods who can offer us added value by being in the food processing or agriculture storage business.

If we are able to execute the 400 hectare project, we intend to grow a mix of fruits and vegetables. We cannot undertake the 400-hectare project at this time because we have neither the financing nor the experience to do so. We hope that once we have successfully executed the Pilot Project, we will be in a better position to move on to the larger project.

Our model makes the following assumptions that may not be correct:

•	Continued increase in local market demand for agricultural produce.
•	Continued increases in world market prices for agricultural produce, which prices are prevalent in the Georgian local market.
•	Our products will enjoy market acceptance by being superior in quality to their counterparts.
•	Our production capacity will increase and achieve the higher yield per hectare that we have projected.
•	We will be able to bring product to market at a time when prices are comparable to import prices.
•	Adverse weather conditions will not ruin our produce.
•	Pests and disease will not ruin our produce.

Why Georgia?

We chose to locate the Pilot Project in Georgia because the local market is not meeting the local population’s demand. Historically, Georgia produced large quantities of fruits and vegetables for the former countries of the Soviet Union, but since the Soviet Union’s collapse, agriculture has been under-funded. While land in Georgia is relatively cheap, the agricultural sector, including the food industry, is of extreme importance to Georgia’s economy. Therefore, improvements to agriculture have a direct effect on the lives of the majority of common Georgian people.

In the first half of 2007, agriculture accounted for 12.4% of Georgia’s total GDP. Georgia has been a member of the World Trade Organization since 2000, and has been granted GSP status by the EU, the USA, Japan, Canada, Switzerland and Turkey.

The Pilot Project is expected to run from March 2010 to November 2010. We had anticipated executing the Pilot Project in 2008, but we were unable to raise sufficient funds in a timely manner. If the Pilot Project is successful, we will seek further funding in order to purchase other tracts of land.

Employees

We presently have no employees. All functions including development, strategy, negotiations and clerical functions are currently being provided by our executive officers on a voluntary basis.

DESCRIPTION OF PROPERTY

The Company uses the office space of our President at no charge on a month to month basis. The Company has not paid any rent since incorporation, and anticipates that it will have to pay such rent out of the proceeds of any financing. The Company’s office is currently located in Israel, but we do not intend to carry on any operations in Israel and are not subject to the risks of doing business in that country. Once the Company starts its farming operations in Georgia, we intend to move our headquarters to Georgia.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

We plan to build our capacity to compete

We intend to locate a joint venturer to co-invest with us in our pilot project on a 30-hectare plot of land. In order to locate a suitable plot of land we will conduct soil analysis on several land plots and attempt to lease the best quality land that will allow us to grow our initial produce which will include onions, garlic and possibly corn and wheat. If the Pilot project is successful, we will move to the next phase of our development which will include finding a suitable 400 hectare plot for our purposes.

We need to penetrate the local market in Georgia so that we have a solid basis to expand elsewhere.

We hope to identify the market niche and the market window for each of our crops and to contract with distributors. We plan to find a joint venturer, or a local partner who can assist us in locating a distributor, who can sell our produce to the open air markets, local retail supermarkets, other food chains and food processing facilities.

We must take advantage of new demand

Local Georgian growers do not supply the local market with enough produce on a year-round basis. Therefore, large quantities of produce are imported from Turkey at different times of the year. We believe that Georgians would prefer to purchase local produce instead of imported produce. Since we plan to bring our crops to market at the beginning and at the end of the growing season, we believe that we will be competing mostly with Turkish imports and not with locally produced Georgian produce. This should enable us to charge higher prices than would otherwise be the case.

Because labor costs in Georgia are considerably lower than in other parts of the world, we believe that if the Pilot Project is successful, we can grow produce at a competitive price for the western European market once we obtain a larger plot of land.

Georgia is located on the shores of the Black Sea. When and if we sell produce to the western European markets, we will have access to shipping routes from Georgia that will allow us to transport our produce in a cost effective manner, which will keep our market prices competitive.

Additional Equity Raises

On August 4, 2008, we raised $41,000 by selling 1,640,000 shares of our common stock to 41 investors in a series of transactions that were exempt from registration pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S. We have used those monies to pay for start-up costs and for some of the expenses of this Offering.

Despite this, we still do not have sufficient resources to effectuate our business. As of December 15, 2009 we had approximately $18,170 in cash. We expect to incur a minimum of $225,000 in expenses during the next twelve months of operations. We estimate that this will be comprised of the following expenses:

Planned Expenditures Over
Category	The Next 12 Months (US$) (including the expenses of this Offering)

Legal and Accounting Fees	$30,000
Advertising	5,000
Marketing Materials	5,000
Travel Expenses	45,000
Consulting Fees	20.000
Office Expenses	10,000
Pilot Project Start Up Expenses	110,000
TOTAL	$225,000

Additionally, $10,000 will be needed for general working capital.

Accordingly, we will have to raise the funds to pay for these expenses. We may have to borrow money from our officers or issue debt or equity securities or seek to enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Unless we are able to make arrangements to raise additional funds, our inability to raise funds will have a severe negative impact on our ability to remain a viable company.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below is certain information relating to our current directors and officers including their name, age, and business experience.

Name and Business Address	Age	Position
Itzhak Ayalon	59	President, CEO, Treasurer and Director
Nahman Morgenstern	30	Secretary and Director

Mr. Ayalon is a career agri-economist and top tier manager in the agricultural/farming field. Mr. Ayalon was Director General of the Jerusalem Botanical Gardens in Jerusalem, Israel for the past 10 years, where he was responsible for all aspects of running the facility, including financial management, project development and training. Mr. Ayalon has set up turn-key farms in several countries, including Angola, Argentina, China, Uzbekistan, Morocco and Ethiopia. Mr. Ayalon holds a BA in Agriculture Economics and an MBA in Business Administration from New Mexico University.

Nahman Morgenstern has been a manager of Dfus Chorev Printers in Jerusalem, Israel since January 2000. Mr. Morgenstern manages 70-100 special needs employees at any given time, who work as part of the printing facility’s “occupational therapy program.” The department collates printed materials, stuffs envelopes, and handles packing and shipping and other responsibilities.

There are no familial relationship among our directors and officers. None of our directors or officers is a director in any other reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years. The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company’s subsidiaries, or has a material interest adverse to the Company or to any of its subsidiaries.

Each director of the Company serves for a term of one year or until his successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Auditors; Code of Ethics; Financial Expert

Our principal registered independent accountant is Alan Weinberg, CPA.

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors, who are also our officers. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

EXECUTIVE COMPENSATION
Since our incorporation on November 21, 2007, we have not paid any compensation to our Directors or officers, except for the issuance of 400,000 shares to our Secretary and Director, Nahman Morgenstern, on February 4, 2008, in consideration of services rendered. On January 31, 2008, Mr. Itzhak Ayalon, our President, Chief Executive Officer, Treasurer and Director purchased 5,000,000 shares of our common stock for $100,000. The officers and directors of our Company do not intend to receive cash remuneration or salaries for their efforts unless and until our business operations are successful, at which time salaries and other remuneration will be established by the Board of Directors, as appropriate.

We have no employment agreements with any of our directors or executive officers.

During the fiscal year ended December 31, 2008, and the period ending September 30, 2009, no stock options or stock appreciation rights were granted to any of our directors or executive officers, none of our directors or executive officers exercised any stock options or stock appreciation rights, and none of them held unexercised stock options as of December 31, 2008 or September 30, 2009. We have no long-term incentive plans.

The following table sets forth information concerning the compensation paid or earned during the fiscal year ended December 31, 2008 for services rendered to our Company in all capacities by our principal executive officer and any officer with total compensation over $100,000 per year.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Itzhak Ayalon(1)	2008	0	0	0	0	0	0	0	0

(1) Itzhak Ayalon has been our President, Chief Executive Officer, Treasurer and Director since January 31, 2008.

Outstanding Equity Awards

As of December 31, 2008 and September 30, 2009, none of our directors or executive officers held unexercised options, stock that had not vested, or equity incentive plan awards.

Compensation of Directors

No compensation was paid to our directors during the year ending December 31, 2008 or in the period ending September 30, 2009.

The following table sets forth information concerning the compensation paid or earned during the fiscal year ended December 31, 2007 to our directors.

DIRECTOR COMPENSATION
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)
Itzhak Ayalon	0	0	0	0	0	0	0
Nahman Morgenstern	0	8,000	0	0	0	0	8,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of December 15, 2009, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 7,040,000 shares of our common stock issued and outstanding as of December 15, 2009. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock. Unless otherwise indicated, the address of each person listed is c/o Enter Corp., 9 Hayarden Street, Moshav Yashresh, D.N. Emek Sorek, Israel, 76838.

Name of Beneficial Owner	Title Of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Itzhak Ayalon (1)	Common	5,000,000	71.0%
Nahman Morgenstern (2)	Common	400,000	5.7%
Directors and Officers as a Group (2 persons)	Common	5,400,000	76.7%

(1)  Our President, Chief Executive Officer, Treasurer and Director
(2)  Our Secretary and Director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 31, 2008, we issued 5,000,000 shares of our common stock to Itzhak Ayalon, our President, CEO, Treasurer and director at that time, in consideration of $100,000.

On February 4, 2008 we issued 400,000 shares of our common stock to Nahman Natan Morgenstern our Secretary and Director in consideration of services rendered, which were determined by our Board of Directors to have a value of $8,000.

The shares that were issued to each of Mr. Ayalon and Mr. Morgenstern were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated by the Securities and Exchange Commission.

SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of December 15, 2009 by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. The shares were offered and sold to the selling stockholders in a private placement made between March through August 2008 pursuant to the exemptions from registration under the Securities Act provided by Regulation S of the Securities Act. None of the selling stockholders are affiliates or controlled by our affiliates and none of the selling stockholders are now or were at any time in the past an officer or director of ours or any of our predecessors or affiliates.

The percentages below are calculated based on 7,040,000 shares of our common stock issued and outstanding as of December 15, 2009. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name of Selling Security		Common Shares owned by the Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares and Percent of Total Issued and Outstanding Held After the Offering(1)
Last Name	First Name			# of Shares	% of Class
Ahunzjanovs	Arturs	40,000	40,000	0	0
Amit	Zvi	40,000	40,000	0	0
Bender	Ahron	40,000	40,000	0	0
Berdnika	Nadezda	40,000	40,000	0	0
Berzina	Adele	40,000	40,000	0	0
Briska	Maris	40,000	40,000	0	0
Brown	Naftali	40,000	40,000	0	0
Cirtauts	Juris	40,000	40,000	0	0
Doitsh	Chaim	40,000	40,000	0	0
Eversa	Linda	40,000	40,000	0	0
Faig	Asher	40,000	40,000	0	0
Faig	Moshe	40,000	40,000	0	0
Fridman	Yakov	40,000	40,000	0	0
Friind	Bzalel	40,000	40,000	0	0
Gelbstin	Zaev	40,000	40,000	0	0
Gerner	Yosef	40,000	40,000	0	0
Jacobwitz	Yakov	40,000	40,000	0	0
Jakobovitz	Moshe	40,000	40,000	0	0
Kiper	Binimyn	40,000	40,000	0	0
Kiper	Rivka	40,000	40,000	0	0
Labin	Yakov	40,000	40,000	0	0
Lace	Kristine	40,000	40,000	0	0
Lelis	Janis	40,000	40,000	0	0
Losja	Karina	40,000	40,000	0	0
Marimonovs	Aleksejs	40,000	40,000	0	0
Marsenuks	Vitalijs	40,000	40,000	0	0
Moshkovitz	Eli	40,000	40,000	0	0
Oronzik	Shimon	40,000	40,000	0	0
Privalovs	Vitalijs	40,000	40,000	0	0
Putna	Eva	40,000	40,000	0	0
Rusanovs	Juris	40,000	40,000	0	0
Shenk	Moshe	40,000	40,000	0	0
Solovjova	Olga	40,000	40,000	0	0
Vevere	Antra	40,000	40,000	0	0
Wasserman	Avraham	40,000	40,000	0	0
Weisz	Yizchak	40,000	40,000	0	0
Winbager	Shmual	40,000	40,000	0	0
Wingut	Naftali	40,000	40,000	0	0
Zarins	Romans	80,000	80,000	0	0
Zur	David	40,000	40,000	0	0
Total		1,640,000	1,640,000	0	0

(1) Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period.

(2) Based on 7,040,000 shares of common stock issued and outstanding as of December 15, 2009.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

EXPENSES OF DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling stockholders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount
Accounting fees and expenses	$4,000.00
SEC registration fee	$2.92
Legal fees and other expenses	$15,000.00
Total	$19,002.29

PLAN OF DISTRIBUTION

This prospectus relates to the registration of 1,640,000 common shares on behalf of the selling stockholders.

There is no current market for our shares

There is currently no market for our shares. We cannot give you any assurance that the shares you purchase will ever have a market or that if a market for our shares ever develops, that you will be able to sell your shares. In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.

The shares you purchase are not traded or listed on any exchange. We intend to have our common stock quoted on the OTC Bulletin Board. However, there is no assurance that we will be successful in finding a market maker who will be successful at having our shares quoted. Further, even assuming we do locate such a market maker, it could take several months before the market maker’s listing application for our shares is approved.

The OTC Bulletin Board is maintained by the National Association of Securities Dealers. The securities traded on the Bulletin Board are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the OTC Bulletin Board, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

The selling stockholders may sell some or all of their shares at a fixed price of $0.025 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Sales by selling stockholders must be made at the fixed price of $0.025 until a market develops for the stock.

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents. The distribution of the shares may be effected in one or more of the following methods:

•	Ordinary broker transactions, which may include long or short sales,

•	Transactions involving cross or block trades on any securities exchange or market where our common stock is trading,

•	Purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
•	In other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, or
•	Any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in such transactions in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our stockholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling stockholders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $19,002.29.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock being offered by them. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer, and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Any commissions received by broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

Regulation M

We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the selling stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders

As of December 15, 2009 there were 7,040,000 shares of common stock issued and outstanding, which were held by 43 stockholders of record.

Transfer Agent

We have not yet appointed a transfer agent.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialist” common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

Description of Securities

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.0001, of which 7,040,000 shares are issued and outstanding as of December 15, 2009. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Certificate of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

We are not currently authorized to issue any shares of preferred stock.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our Directors.

LEGAL MATTERS

Carl M. Sherer, Esq. has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Alan Weinberg, CPA, an independent registered public accountant, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

FINANCIAL STATEMENTS

ENTER CORP.
(A DEVELOPMENT STAGE COMPANY)

INDEX TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

Report of Registered Independent Auditors	F-2

Financial Statements-

Balance Sheets as of September 30, 2009 and December 31, 2008	F-3

Statements of Operations for the Periods Ended
September 30, 2009, December 31, 2008, and Cumulative from Inception	F-4

Statement of Stockholders’ Equity for the Period from Inception
Through September 30, 2009	F-5

Statements of Cash Flows for the Periods Ended September 30, 2009, December 31, 2008,
and Cumulative from Inception	F-6

Notes to Financial Statements	F-7

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of Enter Corp.:

We have audited the accompanying balance sheets of Enter Corp. (a Delaware corporation in the development stage) as of September 30, 2009 and December 31, 2008, and the related statements of operations, stockholders’ equity, and cash flows for periods ended September 30, 2009 and December 31, 2008, and from inception (November 21, 2007) through September 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enter Corp. as of September 30, 2009 and December 31, 2008, and the results of its operations and its cash flows for the periods ended September 30, 2009 and December 31, 2008, and from inception (November 21, 2007) through September 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage, and has not established any source of revenue to cover its operating costs. As such, it has incurred an operating loss since inception. Further, as of September 30, 2009, the cash resources of the Company were insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/s/ Alan Weinberg CPA

Weinberg & Associates LLC
Baltimore, Maryland
December 15, 2009

ENTER CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$18,170	$18,170

Total current assets	18,170	18,170

Total Assets	$18,170	$18,170

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$-	$-

Total current liabilities	-	-

Total liabilities	-	-

Commitments and Contingencies	-	-

Stockholders' Equity:
Common stock, par value $0.0001 per share, 100,000,000 shares authorized; 7,040,000 shares issued and outstanding	704	704
Additional paid-in capital	148,296	148,296
(Deficit) accumulated during development stage	(130,830)	(130,830)

Total stockholders' equity	18,170	18,170

Total Liabilities and Stockholders' Equity	$18,170	$18,170

The accompanying notes to financial statements are
an integral part of these statements.

ENTER CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED SEPTEMBER 30, 2009 AND DECEMBER 31, 2008, AND
CUMULATIVE FROM INCEPTION (NOVEMBER 21, 2007)
THROUGH SEPTEMBER 30, 2009

	Nine
	Months Ended	Year Ended	Cumulative
	September 30,	December 31,	From
	2009	2008	Inception

Revenues	$-	$-	$-

Expenses:
General and administrative-

Professional fees	-	31,840	31,840
Consulting fees	-	67,627	67,627
Officers' Compensation paid by issued shares	-	8,000	8,000
Travel expenses	-	19,791	19,791
Organization Costs	-	765	765
Other	-	2,807	2,807

Total general and administrative expenses	-	130,830	130,830
			-
(Loss) from Operations	-	(130,830)	(130,830)

Other Income (Expense)	-	-	-

Provision for income taxes	-	-	-

Net (Loss)	$-	$(130,830)	$(130,830)

(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	$-	$(0.02)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	7,040,000	5,616,767

The accompanying notes to financial statements are
an integral part of these statements.

ENTER CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2007)
THROUGH SEPTEMBER 30, 2009

				(Deficit)
				Accumulated
			Additional	During the
	Common stock		Paid-in	Development
Description	Shares	Amount	Capital	Stage	Totals

Balance - at inception	-	$-	$-	$-	$-

Common stock issued for cash	5,000,000	500	99,500	-	100,000

Common stock issued for cash	1,640,000	164	40,836	-	41,000

Common stock issued for services	400,000	40	7,960	-	8,000

Net (loss) for the period	-	-	-	(130,830)	(130,830)

Balance - December 31, 2008	7,040,000	$704	$148,296	$(130,830)	$18,170

Net (loss) for the period	-	-	-	-	-

Balance - September 30, 2009	7,040,000	$704	$148,296	$(130,830)	$18,170

The accompanying notes to financial statements are
an integral part of these statements.

ENTER CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED SEPTEMBER 30, 2009 AND DECEMBER 31, 2008, AND
CUMULATIVE FROM INCEPTION (NOVEMBER 21, 2007)
THROUGH SEPTEMBER 30, 2009

	Nine
	Months Ended	Year Ended	Cumulative
	September 30,	December 31,	From
	2009	2008	Inception

Operating Activities:
Net (loss)	$-	$(130,830)	$(130,830)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Common stock issued for officers' compensation	-	8,000	8,000
Changes in net liabilities-
Accounts payable and accrued liabilities	-	-	-

Net Cash Used in Operating Activities	-	(122,830)	(122,830)

Investing Activities:
Cash provided by investing activities	-	-	-

Net Cash Provided by Investing Activities	-	-	-

Financing Activities:
Issuance of common stock for cash	-	141,000	141,000

Net Cash Provided by Financing Activities	-	141,000	141,000

Net (Decrease) Increase in Cash	$-	18,170	18,170

Cash - Beginning of Period	18,170	-	-

Cash - End of Period	$18,170	$18,170	$18,170

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

The accompanying notes to financial statements are an integral part of these statements.

ENTER CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

1.  Summary of Significant Accounting Policies

Basis of Presentation and Organization

Enter Corp. (the “Company”) is a Delaware corporation in the development stage, and has not commenced operations. The Company was incorporated under the laws of the State of Delaware on November 21, 2007. The proposed business plan of the Company is to use innovative agricultural technology and know-how to grow vegetables and other crops, initially in the former Soviet Republic of Georgia, and later in other selected locations. The accompanying financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company is in the development stage and has yet to realize revenues from operations. Once the Company has commenced operations, it will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the period ended September 30, 2009.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of September 30, 2009 and December 31, 2008, the carrying value of accounts payable-trade and accrued liabilities approximated fair value due to the short-term nature and maturity of these instruments.

Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

Concentration of Risk

As of September 30, 2009 and December 31, 2008, the Company maintained its cash account at one commercial bank. The balance in the account was subject to FDIC coverage.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Lease Obligations

All noncancellable leases with an initial term greater than one year are categorized as either capital leases or operating leases. Assets recorded under capital leases are amortized according to the methods employed for property and equipment or over the term of the related lease, if shorter.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of September 30, 2009 and December 31, 2008, and expenses for the period ended September 30, 2009 and December 31, 2008, and cumulative from inception. Actual results could differ from those estimates made by management.

Fiscal Year End

The Company has adopted a fiscal year end of December 31.

2.  Development Stage Activities and Going Concern

The Company is currently in the development stage, and has not commenced operations. The business plan of the Company is to use innovative agricultural technology and know-how to grow vegetables and other crops, initially in the former Soviet Republic of Georgia, and later in other selected locations.

During the period ended December 31, 2008, the Company offered a capital formation activity through a PPO, exempt from registration under the Securities Act of 1933, to raise up to $41,000 through the issuance of 1,640,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.025 per share. As of September 30, 2009, the Company raised $41,000 in proceeds with the issuance of 1,640,000 shares of its common stock.

The Company also commenced an activity to submit a Registration Statement on Form S-1 to the Securities and Exchange Commission (“SEC”) to register 1,640,000 of its outstanding shares of common stock on behalf of selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. The Company has not established any source of revenues to cover its operating costs, and as such, has incurred an operating loss since inception. Further, as of September 30, 2009 the cash resources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

3.  Common Stock

On January 31, 2008, pursuant to the terms of a subscription agreement, the Company sold 5,000,000 shares of common stock to the president and director of the Company, for cash payment of $100,000.

On February 4, 2008, the Company issued 400,000 shares of common stock, valued at $8,000 to an officer of the Company for services rendered.

On February 26, 2008, the Company began a capital formation activity through a PPO, exempt from registration under the Securities Act of 1933, to raise up to $41,000 through the issuance of 1,640,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.025 per share. As of September 30, 2009, the Company had received $41,000 in proceeds from the PPO

The Company also commenced an activity to submit a Registration Statement on Form S-1 to the Securities and Exchange Commission (“SEC”) to register 1,640,000 of its outstanding shares of common stock on behalf of selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.

4.  Income Taxes

The provision (benefit) for income taxes for the period ended September 30, 2009 and December 31, 2008, was as follows (assuming a 23% effective tax rate):

	2009	2008

Current Tax Provision:
Federal-
Taxable income	$-	$-

Total current tax provision	$-	$-

Deferred Tax Provision:
Federal-
Loss carryforwards	$-	$30,091
Change in valuation allowance	-	(30,091)

Total deferred tax provision	$-	$-

The Company had deferred income tax assets as of September 30, 2009 and December 31, 2008, as follows:

	2009	2008

Loss carryforwards	$30,091	$30,091
Less - Valuation allowance	(30,091)	(30,091)

Total net deferred tax assets	$-	$-

The Company provided a valuation allowance equal to the deferred income tax assets for the periods ended September 30, 2009 and December 31, 2008 because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of September 30, 2009, the Company had approximately $ 130,830 in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and expire in the year 2028.

5.   Related Party Transactions

On January 31, 2008, pursuant to the terms of a subscription agreement, the Company sold 5,000,000 shares of common stock to the Company's president and director, for cash payment of $100,000.

On February 4, 2008, the Company issued 400,000 shares of common stock, valued at $8,000 to an officer of the Company for services rendered.

6.  Recent Accounting Pronouncements

In April 2009, the FASB issued FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”), codified in FASB ASC 820-10-65, which provides additional guidance for estimating fair value in accordance with ASC 820-10 when the volume and level of activity for an asset or liability have significantly decreased. ASC 820-10-65 also includes guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of ASC 820-10-65 did not have an impact on the Company's results of operations or financial condition.

In May 2009, the FASB issued SFAS No. 165, "Subsequent Events" ("SFAS 165") codified in FASB ASC 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. FASB ASC 855-10-05 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. FASB ASC 855-10-05 is effective for interim and annual periods ending after June 15, 2009. FASB ASC 855-10-05 requires that public entities evaluate subsequent events through the date that the financial statements are issued.

In June 2009, the FASB issued SFAS No. 166, "Accounting for Transfers of Financial Assets - an amendment of FASB Statement No. 140" ("SFAS 166"), codified as FASB ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. FASB ASC 860 eliminates the concept of a "qualifying special-purpose entity," changes the requirements for derecognizing financial assets and requires additional disclosures. FASB ASC 860 is effective for fiscal years beginning after November 15, 2009. The adoption of FASB ASC 860 did not have an impact on the Company's financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)" ("SFAS 167"), codified as FASB ASC 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. FASB ASC 810-10 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity's purpose and design and a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance. FASB ASC 810-10 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. FASB ASC 810-10 also requires additional disclosures about a company's involvement in variable interest entities and any significant changes in risk exposure due to that involvement. FASB ASC 810-10 is effective for fiscal years beginning after November 15, 2009. The adoption of FASB ASC 810-10 did not have an impact on the Company's financial condition, results of operations or cash flows.

In June 2009, the FASB issued FASB ASC 105, Generally Accepted Accounting Principles, which establishes the FASB Accounting Standards Codification as the sole source of authoritative generally accepted accounting principles. Pursuant to the provisions of FASB ASC 105, we have updated references to GAAP in our financial statements. The adoption of FASB ASC 105 did not impact the Company's financial position or results of operations.

7. Subsequent events

The Company evaluated events occurring between the balance sheet date and December 15, 2009, the date the financial statements were issued, and there were no significant events.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Our officers and directors are indemnified as provided by the Delaware General Corporate Law and our bylaws.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of our company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article V of our bylaws and Article VI of our certificate of incorporation provide that we shall indemnify our directors and officers, our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law and that we shall pay the expenses incurred in defending any proceeding in advance of its final disposition. However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our directors, officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any selling stockholders.

Securities and Exchange Commission registration fee	$2.92
Legal fees and miscellaneous expenses (1)	$15,000
Accounting fees and expenses (1)	$4,000
Total (1)	$19,002.29

(1) Estimated.

RECENT SALES OF UNREGISTERED SECURITIES

On January 31, 2008, we issued 5,000,000 shares of our common stock to Itzhak Ayalon, our President, CEO, Treasurer and Director at that time, in consideration of $100,000.

On February 4, 2008 we issued 400,000 shares of our common stock to Nahman Morgenstern our Secretary and Director in consideration of services rendered, which were determined by our Board of Directors to have a value of $8,000.

The shares that were issued to each of Mr. Ayalon and Mr. Morgenstern were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated by the Securities and Exchange Commission.

In March through August of 2008, we issued 1,640,000 shares of common stock to 41 investors in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S, the 2008 Private Placement. The aggregate consideration paid for such shares was $41,000. All investors in such private placement were non-US persons (as defined under SEC Regulations). The Company provided all investors in the 2008 Private Placement with a subscription agreement and the shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated by the Securities and Exchange Commission.

EXHIBITS

The following exhibits are filed as part of this registration statement:

      Exhibit Description
      3.1      Certificate of Incorporation of Registrant
      3.2      By-Laws of Registrant
      4.1      Specimen Common Stock certificate

      5.1      Opinion of Carl M. Sherer, Esq. regarding the legality of the securities being registered
      10.1    Form of Regulation S Subscription Agreement
      23.1    Consent of Alan Weinberg, CPA
      23.2    Consent of Carl M. Sherer, Esq. (included in Exhibit 5.1)

UNDERTAKINGS

Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(A) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(D) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on December 22, 2009.

ENTER CORP.

By:	/s/ Itzhak Ayalon
Name: Itzhak Ayalon
Title: President, Chief Executive Officer, Treasurer and Director (Principle Executive, Financial and Accounting Officer).